UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/19/2009

DAYSTAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34052

DE	84-1390053
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2972 Stender Way
Santa Clara CA 95054
(Address of principal executive offices, including zip code)

408 582-7100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

    On October 19, 2009, the Board of Directors of DayStar Technologies, Inc. (the "Company")accepted EPOD Solar, Inc.'s (Canada) notification to terminate the Letter of Intent (the "LOI") entered into on September 18, 2009.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departing Director

    On Monday, October 19, 2009, Dr. Robert G. Aldrich, Chairman of the Board, tendered his retirement from the Board of Directors at its meeting, effective October 20, 2009. Dr. Aldrich served on the Audit, Compensation, and Nominating & Governance committees.

Departing Officer

    On Monday, October 19, 2009, Mr. Michael Matvieshen resigned as Chief Executive Officer of the Company. Mr. Matvieshen's resignation is a part of the termination of the LOI mentioned above.

Appointment of Directors

    On Monday, October 19, 2009, the Board of Directors appointed Mr. Peter Alan Lacey as a director and its new chairman. Mr. Lacey is a shareholder of the Company and provided $2 million in bridge financing to DayStar on September 21, 2009.

Appointment of Officers

    On Monday, October 19, 2009, the Board of Directors of DayStar Technologies, Inc. appointed Mr. William S. Steckel, its current Chief Financial Officer, as President and Chief Executive Officer. Mr. Steckel did not receive any additional compensation for this appointment. After Mr. Steckel's appointment, the Company's management team consists of: Mr. William S. Steckel, President & Chief Executive Officer and Chief Financial Officer, Mr. Patrick Forkin, Sr. VP of Corporate Development, Mr. Robert E. Weiss, Chief Technology Officer, and Mr. Christopher T. Lail, VP and Corporate Controller.

Item 9.01.    Financial Statements and Exhibits

Exhibit    Title
99.1       Press Release dated October 20, 2009 "DayStar Technologies Announces Termination of
            Letter of Intent with EPOD Solar, Inc. and Board of Directors and Management Changes"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: October 23, 2009	By:	/s/ Patrick Forkin
Patrick Forkin
Sr. Vice President, Corporate Development

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated October 20, 2009